As filed with the Securities and Exchange Commission on June 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AFTERMARKET TECHNOLOGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4486486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1400 Opus Place, Suite 600 Downers Grove, IL (Address of Principal Executive Offices)	60515 (Zip Code)

Aftermarket Technology Corp.
The Executive Nonqualified Excess Plan

(Full Title of the Plan)

Joseph Salamunovich, Esq.
Vice President, Secretary and General Counsel
Aftermarket Technology Corp.
1400 Opus Place, Suite 600
Downers Grove, IL 60515

(Name and Address of Agent for Service)

(630) 271-8100

(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

Stanton P. Eigenbrodt
Glast, Phillips & Murray, P.C.
2200 One Galleria Tower
13355 Noel Road
Dallas, TX 75240
(972) 419-8300

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Deferred Compensation Obligations(2)	$6,920,000	100%	$6,920,000	$814.49

(1)                Estimated solely for the purpose of determining the registration fee.

(2)                The Deferred Compensation Obligations are unsecured obligations of Aftermarket Technology Corp. to pay deferred compensation in the future in accordance with the terms of The Executive Nonqualified Excess Plan being registered hereunder.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Aftermarket Technology Corp., a Delaware corporation (the “Registrant”), relating to $6,920,000 of Deferred Compensation Obligations of the Company pursuant to the Registrant’s The Executive Nonqualified Excess Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents of the Registrant filed or to be filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 2, 2005;

(2)                                  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on April 27, 2005;

(3)                                  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (1) above.

(4)                                  All reports and other documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Under The Executive Nonqualified Excess Plan and the Adoption Agreement adopted by the Registrant in connection therewith (collectively, the “Plan”), the Registrant will provide members of its board of directors and eligible employees of the Registrant and its participating subsidiaries (“Participants”) the opportunity to enter into agreements for the deferral of a specified percentage of their base salary, bonus, and the cash component of directors’ fees.

In addition, the Registrant may, at its discretion, credit a Participant with an additional amount representing an employer discretionary contribution.

The above-described obligations of the Registrant under the Plan (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation and/or additional amounts in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding.  Because participating employers may include subsidiaries of the Registrant, the right of the Registrant, and hence the right of creditors of the Registrant, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor are recognized.

The amount of compensation, bonus awards, directors’ fees and/or additional amounts to be deferred by each Participant or to be awarded by the Registrant, as the case may be, will be determined in accordance with the Plan based on elections by each Participant or, in the case of such additional amounts, by the Registrant.  Participants who are employees of the Registrant may defer up to 75% of salary and up to 100% of any bonuses.  Directors of the Registrant may defer up to 100% of the cash component of their compensation.  Contributions made by the Registrant will vest in equal annual increments over 5 years, with vesting beginning on a Participant’s hire date.  As a result, if a Participant already has more than five (5) years of service, all Registrant contributions would be 100% vested when made.

The Registrant will credit Participant accounts with earnings or losses based on the performance of certain specified securities or mutual funds, as elected by the Participants.  Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the Participant’s investment elections.

A Participant’s vested account will be payable upon the date on which the Participant incurs a separation from service for any reason, subject to key employees (as that term is defined in the Internal Revenue Code) being required to wait an additional 6 months prior to any distribution.  Alternatively, vested accounts will be payable in accordance with the Participant’s election on in-service fixed dates.  A Participant may generally elect to receive distributions under the Plan on account of employment/board membership termination in the form of a single lump sum or, if so elected by the Participant at least twelve months prior to the distribution date, in equal annual installments for up to fifteen (15) years.  Vested amounts will be distributed in cash.

A Participant who suffers a severe financial hardship may also request that the Registrant’s board of directors (or duly designated committee responsible for administering the Plan) grant a hardship withdrawal.

Upon the occurrence of a change in control (as defined in the Plan), the Registrant may, at its option, accelerate payout of deferred amounts.

There is no trading market for the Obligations. The Obligations are not subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except for certain domestic relations orders described in the Plan. Any attempt by any person to transfer or assign benefits under the Plan, other than pursuant to a Plan-approved domestic relations order or a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.  The Obligations are not convertible into any other security of the Registrant.

The Registrant intends to establish a grantor, or “rabbi”, trust to serve as a source of funds from which it can satisfy the obligations.  Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant.  Assets of any rabbi trust will not be available for general corporate purposes but upon a bankruptcy or insolvency of the Registrant would be subject to the claims of the Registrant’s general creditors.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant’s Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or enterprise.  The Registrant may, in its discretion, similarly indemnify its employees and agents.  The Certificate of Incorporation relieves directors from monetary damages to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit.  Depending upon the character of the proceeding, under Delaware law, the Registrant may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.  To the extent that a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above, the Registrant will be obligated to indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

The Registrant has entered into separate but identical indemnification agreements (the “Indemnification Agreements”) with each director and executive officer of the Registrant.  The

Indemnification Agreements provide for, among other things, the following:  (i) indemnification to the fullest extent permissible by law against any and all expenses (including attorneys’ fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless the Registrant determines that such indemnification is not permitted under applicable law; (ii) the prompt advancement of expenses to the director or officer, including attorneys’ fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating or defending any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to the Registrant if it is found that such director or officer is not entitled to such indemnification under applicable law; (iii) a mechanism through which the director or officer may seek court relief in the event the Registrant determines that the director or officer is not permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); and (iv) indemnification against expenses (including attorneys’ fees) incurred in seeking to collect from the Registrant an indemnity claim or advancement of expenses to the extent successful.  The Registrant has purchased a policy of directors’ and officers’ liability insurance.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

4.1

Aftermarket Technology Corp. Executive Nonqualified Excess Benefit Plan (incorporated by reference to Exhibit 10 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2005)

4.2

Executive Nonqualified Excess Plan Adoption Agreement dated June 10, 2005 between Aftermarket Technology Corp. and Executive Benefit Services, Inc. (incorporated by reference to Exhibit 10 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2005)

5	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Vedder, Price, Kaufman & Kammholz (filed as part of Exhibit 5).

24	Power of Attorney (included on signature page)

Item 9.           Undertakings.

(1)          The undersigned Registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois, on this 22nd day of June, 2005.

AFTERMARKET TECHNOLOGY CORP.

By:	/s/ Joseph Salamunovich
Joseph Salamunovich
Vice President, Secretary and
General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Salamunovich his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in his or her name, and in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached and all subsequently filed registration statements including any amendments thereto, for the same offerings that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file all such amendments, registration statements and all exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald T. Johnson	Chairman, President and Chief	June 22, 2005
Donald T. Johnson	Executive Officer (Principal Executive Officer)

/s/ Todd R. Peters	Vice President and Chief	June 22, 2005
Todd R. Peters	Financial Officer (Principal Financial Officer)

/s/ John M. Pinkerton	Vice President and Controller	June 22, 2005
John M. Pinkerton	(Principal Accounting Officer)

/s/ Robert L. Evans	Director	June 22, 2005
Robert L. Evans

/s/ Curtland E. Fields	Director	June 22, 2005
Curtland E. Fields

/s/ Michael J. Hartnett	Director	June 22, 2005
Michael J. Hartnett

/s/ Michael D. Jordan	Director	June 22, 2005
Michael D. Jordan

/s/ S. Lawrence Prendergast	Director	June 22, 2005
S. Lawrence Prendergast

/s/ Edward Stewart	Director	June 22, 2005
Edward Stewart

EXHIBIT INDEX

Exhibit Number	Description

4.1

Aftermarket Technology Corp. Executive Nonqualified Excess Benefit Plan (incorporated by reference to Exhibit 10 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2005)

4.2

Executive Nonqualified Excess Plan Adoption Agreement dated June 10, 2005 between Aftermarket Technology Corp. and Executive Benefit Services, Inc. (incorporated by reference to Exhibit 10 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2005)

5	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (filed as part of Exhibit 5).
24	Power of Attorney (included on signature page)